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                                                   EXHIBIT 5.1



                        November 15, 1996


Phoenix Technologies Ltd.
2770 De La Cruz Boulevard
Santa Clara, California 95050

Ladies and Gentlemen:

     I have been asked by you to examine the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Phoenix Technologies Ltd. (the "Company") with the Securities and Exchange Commission on or about November 15, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,241,842 shares of the Company's Common Stock, par value $.001 per share (the "Stock"), all of which are authorized and have been previously issued to the Selling Stockholders named therein in connection with the acquisition by the Company of Virtual Chips, Inc. (the "Acquisition"). The Stock is to be offered by the Selling Stockholders for sale to the public as described in the Registration Statement.

     As Vice President, General Counsel and Secretary of the Company, I have examined the records and filings made and proceedings taken by you in connection with the Acquisition, including without limitation minutes of meetings of the Board of Directors of the Company filings made with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc.

     It is my opinion that the Stock that may be sold by the Selling Shareholders pursuant to the Prospectus associated with the Registration Statement, when sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully-paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me, if any, in the Registration Statement and any amendments thereto.

                            Very truly yours,

                            /s/ Scott C. Neely

                            Scott C. Neely
                            Vice President, General Counsel and Secretary